GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES NEW EXECUTIVE OFFICER

Appoints Distribution Industry Executive to Lead North American Automotive Business

Atlanta, Georgia, February 1, 2019 - Genuine Parts Company (NYSE: GPC) announced today that Scott A. Sonnemaker has joined the Company as Group President, North American Automotive. In this key role, created to further the Company’s global focus, Mr. Sonnemaker will have responsibility for all aspects of the automotive business in the U.S., Canada and Mexico.

Mr. Sonnemaker is a seasoned executive in the distribution industry, having spent many years leading teams in the complex, multi-vertical structure of food service distribution at Sysco Corporation (NYSE: SYY). Upon joining Sysco in 1996, Mr. Sonnemaker advanced his career with progressively larger sales and operational leadership positions, including several key executive level roles. Most recently, Mr. Sonnemaker served Sysco as Senior Vice President, International Americas, which included responsibility for Canada, Mexico, Central and South America and the Caribbean. Previously, he was Chief Customer Officer and Senior Vice President of Sales from 2010 to 2016. Prior to his tenure at Sysco, Mr. Sonnemaker served in the U.S. Navy from 1985 to 1990, and he was National Sales Manager for Mobil Corporation from 1990 until 1996.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, stated, “We are excited to welcome Scott to the Genuine Parts Company family. Scott is a proven leader and executive with an extensive distribution background making him an excellent choice for this new role. As Group President for our North American Automotive business, Scott will lead our talented and experienced management teams to maximize the future growth potential for this important segment of the Company.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical specialty materials in the U.S., Canada and Mexico through its Industrial Parts Group. S.P. Richards, the Company’s Business Products Group, distributes a variety of business products in the U.S. and in Canada. Genuine Parts Company had 2017 revenues of $16.3 billion. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO - (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628